Exhibit 10.42

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made as of the date last written on the signature page hereof by and between Gregory Swayne, a citizen and resident of Atlanta, Georgia (hereinafter referred to as “Executive”), and, HSW International, Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia (the “Company”).  (The Company and Executive are sometimes collectively referred to hereinafter as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer and Chairman of the Board; and

WHEREAS, Executive has tendered his resignation to the Company, which the Company has accepted; and

WHEREAS, in exchange for the consideration provided for herein, to which Executive would not have been otherwise entitled, the parties are willing to agree to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.           Termination; Notice.

(a)           Effective as of December 14, 2011 (the “Termination Date”), Executive has resigned from Executive’s employment as Chief Executive Officer and Chairman of the Board, and the Company has accepted Executive’s resignation.  Executive will continue as a member of the Company’s Board of Directors and is standing for reelection to the Board of Directors at the Company’s Annual Meeting of Stockholders on December 30, 2011.  If reelected to the Board on December 30, 2011, Executive would be compensated in accordance with the then-effective Director Compensation established for members of the Company’s Board of Directors.  Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, as of the Termination Date, all of Executive’s employee benefits with the Company will be terminated.  Executive also hereby represents that Executive has returned to the Company all Company-owned materials, other than the laptop computer and Blackberry handset presently requisitioned to Executive, which Executive may retain.  The Company agrees to cooperate with Executive to transfer such Blackberry handset and its associated mobile phone number to Executive’s personal account for which continued service would be at Executive’s expense.  In addition, upon receipt of Executive’s final paycheck from the Company, Executive agrees and acknowledges that Executive will have been paid by the Company for all of the time that Executive worked for the Company through the Termination Date.

2.           Separation Pay.  If Executive signs this Agreement and does not revoke Executive’s acceptance as provided in Section 8 below, the Company will extend the termination date of those stock options awarded pursuant to Award Number 4 on November 5, 2009, Award Number 5 on September 21, 2010, and Award Number Six on February 25, 2011, (as further summarized below) which vested during Executive’s employment, for a period of two years from the date on which Executive ceases to be a member of the Company’s Board of Directors (the “Separation Pay”).  The maximum termination date for the stock options above shall not exceed the Expiration Date set forth for such option in its Award.  All Option Grants 1 – 6 are attached as Exhibit “A”

Award Number                                Award Date                      Shares Vested                                           Strike Price
4                          November 5, 2009                                           30,000                                       $3.90
5                          September 21, 2010                                         15,000                                       $6.06
6                          February 25, 2011                                            21,575                                       $2.88

Additionally as a component of the Separation Pay, Executive and Company agree to simultaneously enter into a Consulting Agreement mutually satisfactory to the parties which shall include the terms of the Executive providing certain consulting services through June 30, 2012, in exchange for payment by the Company of $100,000.  Executive agrees to cooperate with and perform such duties as may be reasonably requested of Executive from time to time by the Company to assist with the Company’s transition of principal executive officers.

If Executive does not sign this Agreement and return it to the Company within twenty one (21) days, or if Executive signs this Agreement and revokes it, Executive will not be entitled to receive the Separation Pay described above.

3.           Release of Claims.  In exchange for the Company’s providing Executive with the Separation Pay described in Section 2, above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “the Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except and to the extent that such a release is expressly prohibited or made void by law).  The release includes, without limitation, Executive’s release of the Company Parties from any claims by Executive for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing.  Executive also specifically and forever releases the Company Parties (except and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).

By signing this Agreement, Executive agrees and acknowledges that Executive has no cause to believe there has been any violation of any local, state, or federal law that has occurred with respect to Executive’s employment or separation of employment from the Company.  Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties.  Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.  The foregoing does not limit Executive’s right to indemnity by the Company pursuant to the obligations set forth in written agreements such as the Company’s Certificate of Incorporation.

In exchange for the Executive’s execution of this Agreement and his continued cooperation with the Company as provided above, the Company releases and forever discharges Executive, as well as his legal representatives, successors, assigns, heirs, executors and administrators (collectively, “the Executive Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which the Company ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except and to the extent that such a release is expressly prohibited or made void by law).  The release includes, without limitation, the Company’s release of Executive from any claims by the Company for compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release Executive from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, misrepresentation, tortious interference with contract or prospective economic advantage, defamation, negligence or breach of any covenant of good faith and fair dealing.  Notwithstanding the foregoing, the release of claims against Executive by the Company contained in this Section 3, shall not apply in any respect to any claims the Company may assert against Executive based in fraud, for embezzlement or arising from a violation of criminal law by Executive (the “Reserved Claims.”)

By signing this Agreement, the Company agrees and acknowledges that the Company has no cause to believe there has been any violation of any local, state, or federal law that has occurred with respect to Executive’s employment or separation of employment from the Company.  The Company acknowledges that this release applies both to known and unknown claims that may exist between the Company and Executive (excepting the Reserved Claims).  The Company expressly waives and relinquishes all rights and benefits which the Company may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date the Company executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Provided, however, that nothing in this Agreement extinguishes any claims the Company may have against Executive for breach of this Agreement.

4.           No Admissions.  The Parties hereby acknowledge and agree that the releases set out above in Section 3 of this Agreement constitute a final compromise of any potential claims by one Party against the other in connection with Executive’s employment by the Company (excepting the Reserved Claims), and is not an admission by any Party that any such claims exist or that any Party is liable for any such claims.  Unless prohibited by applicable law or regulation, the Parties further agree not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against the other Party for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Executive’s termination of employment with the Company (excepting the Reserved Claims).

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.           Confidentiality; Cooperation.

(a)           Confidentiality.  Executive hereby represents and agrees that Executive has not and will not (except as required by law) disclose information regarding the specific terms of this Agreement, and particularly the amount or nature of Executive’s Separation Pay, to anyone except Executive’s immediate family, Executive’s attorney and accountant or financial advisor as reasonably necessary.

(b)           Cooperation.  Executive hereby agrees that he will cooperate with and assist the Company in any dispute, grievance, investigation, litigation or administrative claim involving any matters relating to the period of time that Executive was employed by the Company.

(c)           Board Seat.  Notwithstanding Executive’s resignation as an employee of the Company, Executive shall remain a member of the Company’s Board of Directors (the “Board”) until such time as the next meeting at which the election of directors shall take place.

6.           Relief and Enforcement.  Executive understands and agrees that any breach of this Agreement by Executive will relieve the Company of its obligation to provide any unpaid Separation Pay as set out in Section 2, above.  Executive also understands and agrees that if Executive violates the terms of Section 5 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law.  Accordingly, Executive agrees that if Executive violates Section 5 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement.  The right to an injunction is in addition to and not in lieu of any other remedies that the Company (or the Company Parties) has at law or in equity.

7.           No Modifications; Governing Law; Entire Agreement.  This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto.  The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Georgia, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Fulton County, Georgia.  This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

8.           Right to Revoke.  ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”).  IN ORDER TO REVOKE EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO THE COMPANY CARE OF BRADLEY T. ZIMMER, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

9.           Voluntary Execution.  By signing below, Executive acknowledges that Executive has read this Agreement, that Executive understands its contents and that Executive has relied upon or had the opportunity to seek the legal advice of Executive’s attorney, who is the attorney of Executive’s own choosing.  Executive further acknowledges and agrees that the Company advised Executive in writing to consult with any attorney before executing this Agreement.

10.           Due Authority.  The Company has full authority necessary to enter into this Agreement, and such has been approved by the Board of Directors of the Company or a committee thereof in which sufficient authority is vested.

11.           Miscellaneous.

(a)           Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b)           The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)           This Agreement shall inure to the benefit of and shall be binding upon Executive, Executive’s heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d)           The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.  This Agreement may be executed in counterparts.

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, WHICH EXECUTIVE MAY WAIVE BY SIGNING AT ANY TIME PRIOR TO THE EXPIRATION OF THE 21 DAY CONSIDERATION PERIOD.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE WAS ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[The next page is the signature page.]

EMPLOYEE:

/s/ Gregory Swayne                                                                (SEAL)
(Signature)

Gregory Swayne

Date:           January 24, 2012

THE COMPANY:

HSW INTERNATIONAL, INC.

By:           /s/ Bradley T. Zimmer

Name:                      Bradley T. Zimmer

Title:           General Counsel

Date:           January 24, 2012

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”), effective December 15, 2011, by and between HSW International, Inc. having an address at Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328 (hereinafter “HSW”) and Greg Swayne, having an address at 760 Lake Mist Cove, Alpharetta, GA  30004 (collectively and hereinafter “Contractor”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree to enter into a Consulting Agreement as follows:

1. Services.  Contractor will provide the consulting services (“Services”) to HSW as described on Exhibit A attached hereto.  During the term hereof, Contractor will, in Contractor’s reasonable discretion, agree to provide services requested by HSW in addition to those specifically described on Exhibit A (“Additional Services”).

2. Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the effective date set forth above, and, unless otherwise terminated as provided herein, shall continue until June 30, 2012.

3. Fees, Expenses and Payment.  In consideration for the Services:

(a) HSW shall pay Contractor the fee (“Fee”) of one hundred thousand dollars ($100,000) during the Term, divided into equal amounts payable over a six month period commencing as of January 1, 2012, in accordance with the HSW’s standard pay practices. Additionally, upon signing, HSW shall pay Contractor a lump sum of $4528.38, which is equal to the amount of Contractor’s COBRA premiums from January 1, 2012 thru June 30, 2012. Contactor will be responsible for electing COBRA and paying all COBRA Premiums directly to HSW’s insurance provider. As a condition to HSW’s obligation to make payments hereunder to Contractor, Contractor must have a completed and accurate W-9 (for US-based Contractors) on file with HSW or a completed and accurate W-8 (for non-US-based Contractors) on file with HSW.

(b) HSW shall not be liable to Contractor for any expenses paid or incurred by Contractor unless otherwise agreed to and approved in advance in writing by HSW (the “Expenses”). Any such Expenses shall be in connection with this Agreement and fully conform with HSW’s then-current policies, as communicated from time to time.

(c) Contractor will invoice HSW for Expenses, which shall be due and payable within thirty (30) days of receipt of an invoice from Contractor.  Contractor will include these expenses in a monthly invoice, and shall include supporting documentation for such expenses.

(d) Payroll taxes, including federal, state and local taxes, shall not be withheld or paid by HSW on behalf of Contractor. Contractor shall not be treated as an employee for federal or state tax purposes with respect to the services performed under this agreement. Contractor shall be responsible to pay all taxes as mandated by law.

4. Performance.  Contractor shall personally perform Contractor’s obligations hereunder in a workmanlike and professional manner, and shall not employ or utilize any other persons for the performance of such.  Any materials provided to HSW by Contractor hereunder shall be Contractor’s original work, unencumbered by any third parties, unless expressly authorized in writing by HSW on a case-by-case basis.  Contractor agrees to cooperate with HSW on any matters related to the performance of services hereunder.

5. Indemnification. Contractor agrees to indemnify and hold harmless HSW and its directors, officers, agents and employees from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) related to or arising out of the Services.  HSW shall give reasonable notice to the other of any such claim, loss, action, damage, expense or other liability.  HSW agrees to indemnify and hold harmless Contractor and its directors, officers, agents and employees from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) arising out of any materials provided by HSW to Contractor and incorporated by Contractor into a public disclosure approved by HSW.  This Section 5 shall survive the termination of this Agreement.

6. Notices.  All notices required by either Party under this Agreement shall be in writing, and shall be deemed to have been given on the date such noticed is presented personally, or transmitted by facsimile (receipt confirmed), two (2) business days after delivery by a nationally recognized courier service, or three (3) days after mailed registered or certified, return receipt requested, to the other Party at the following address , or such other address as a Party may designate by notice to the other Party:

If to HSW:                                HSW International, Inc.
Attn: Legal Department
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

If to Contractor:                                Greg Swayne
760 Lake Mist Cove
Alpharetta, GA  30004

7. Ownership of Materials.

(a) Contractor covenants and agrees that all of Contractor’s Work Product (as defined below) for HSW, and all of the ideas and other intellectual property contained therein, shall be the sole and exclusive property of HSW and HSW shall maintain all worldwide right, title and interest therein. Contractor agrees (without further compensation) to execute any applications, agreements and instruments (including any assignment agreements and instruments) and to do all other things reasonably requested by HSW, at HSW’s expense (both during and after the Term of this Agreement) in order to vest more fully in HSW all worldwide ownership rights in such Work Product, including, without limitation, United States and foreign patent or other proprietary rights and copyrights. For purposes hereof, "Work Product" shall mean all works of authorship created, conceived or developed by Contractor in the performance of Contractor’s consulting duties.

(b) If any one or more of the Work Product are protectible by copyright and are deemed in any way to fall within the definition of "work made for hire," as such term is defined in 17 U.S.C. § 101, such work shall be considered a "work made for hire," the copyright of which shall be owned solely, completely and exclusively by HSW. If any one or more of the aforementioned items are protectible by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. § 101, such items shall be deemed to be assigned and transferred by Contractor completely and exclusively to HSW by virtue of the execution of this Agreement.

(c) Contractor hereby waives any and all claims that Contractor may have in any jurisdiction to “moral rights” or rights of “droit moral” with respect to the Work Product and acknowledges, confirms and agrees that HSW, without the necessity of any further consideration or action on the part of HSW or Contractor, shall have the right to make (or have others on HSW’s behalf make) enhancements and derivative works of the same and that HSW or its designee shall own all worldwide right, title and interest in and to all such enhancements and derivative works.

(d) Upon completion or termination of this Agreement, Contractor agrees to return to HSW all lists, books, records, company property, and Confidential Information obtained in connection with HSW’s business, and any copies made thereof.

8. Arbitration.  If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them; first, by negotiating promptly with each other in face-to-face negotiations.  Any controversy or claim arising out of or relating to the interpretation, enforcement or breach of this Agreement or relating to the Services (other than actions for injunction or other equitable relief) that cannot be resolved within fifteen (15) business days (or such period as the Parties shall otherwise agree) through face-to-face negotiations shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall only be held in Atlanta, Georgia.  The decision of the arbitrator shall be final and binding and may be enforced in any court having jurisdiction over the subject matter or either of the Parties.  The arbitrator shall determine to what extent each of the Parties shall bear the costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees and expenses) on the basis of the arbitrator’s assessment of the relative merits of the Parties’ positions.

9. Relationship of the Parties.  Contractor is and shall be treated as an independent contractor, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the Parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between HSW and either Contractor or any employee, contractor or agent of Contractor.  Contractor has no authority to enter into contracts on behalf of HSW or its affiliates or its subsidiaries.  As an independent contractor, Contractor shall be solely liable for tax consequences of this Agreement and the payments hereunder and shall indemnify HSW from any claims for taxes related to the compensation hereunder as further provided in paragraph 3. Contractor agrees not to act, or assist any other party in acting, adverse to the interests of HSW.

10. Assignment.  Upon advance written notice HSW may assign this Agreement in its entirety to a parent, subsidiary or successor in interest to the business of the Party, provided such assignee is able to and does fulfill the obligations of the assignor.  Notwithstanding any such assignment, the assignor shall remain primarily liable to the other Party for the assignee’s performance under this Agreement.  This Agreement may not be otherwise assigned or transferred.

11. Termination.  This Agreement may be terminated by Contractor at any time upon written notice to HSW.  HSW shall not have the right to terminate this Agreement prior to the expiration of the Term.  If this Agreement is otherwise terminated by HSW prior to the expiration of the Term, HSW’s obligations to pay the Fee to Contractor shall survive the termination.  All representations, warranties, covenants and agreements contained in this Agreement shall survive the termination of this Agreement.

12. Confidential Information.  The terms set forth on Exhibit B, entitled “Confidential Information,” are incorporated herein by this reference.  Without limiting such Exhibit B, each of the parties hereto agrees that it will not, without the written consent of the other party in each instance, (i) use in advertising, publicity or otherwise (including, without limitation, on the Internet) the other party’s name, domain name, any trademark, trade name, symbol or any abbreviation or contraction thereof owned by or referring to that party; or (ii) represent, directly or indirectly, that any product or service offered by the party has been approved or endorsed by the other party.

13. Covenant Not To Compete.  During the Term of this Agreement, Contractor will not engage directly or indirectly an employee, consultant, manager, proprietor or solicitor for himself or others in a similar or competitive business which it is here contracted by HSW to do and perform, in any city or state where or within which it shall have worked for HSW under this Agreement.

14. Non-Solicitation/Public Comments. Contractor agrees that during the term of this Agreement and for six months after the termination or expiration of this Agreement, Contractor shall not:

(a) Solicit for employment and then employ any employee of HSW or any of its affiliates or subsidiaries;

(b) Make any public statement concerning HSW, any of its affiliates or subsidiaries, employees, officers and directors unless such statement is previously approved by an officer of HSW, except as required by law;

(c) Disparage HSW and its affiliated entities, or its and/or their owners, officers, directors, members, employees or agents, or its and/or their business, policies, practices or services, in any way whatsoever.

(d) Induce, attempt to induce or knowingly encourage any Customer of HSW or any of its affiliates or subsidiaries to divert any business or income from HSW or its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with HSW or any of its affiliates or subsidiaries. “Customer” shall mean any individual or entity that was or is a customer or client or whose business was actively solicited by HSW or its affiliates or subsidiaries at any time, regardless of whether such Customer was generated, in whole or in part, by Contractor’s efforts.

15. Entire Agreement.  These terms and conditions herein, including any Exhibits attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof; all prior agreements, representations, statements, negotiations and undertakings, whether written or oral, are superseded hereby.  This agreement may be supplemented, amended or revised only by a writing that is signed by each of the parties.

16. Governing Law/Jurisdiction and Venue.  This Agreement shall be exclusively governed by and construed under the laws of the State of Georgia, without regard to its conflict of laws provisions and the doctrine of forum non-conveniens.  For any and all disputes between the parties involving, directly or indirectly, any matter arising under or in any way connected with this agreement including the breach thereof shall be brought in the exclusive jurisdiction and venue of the Atlanta, Fulton County, Georgia. Contractor submits to the exclusive jurisdiction of the Courts in Fulton County, Georgia.

17. Approval Signatures.  Signature by authorized representatives of the respective Parties listed below constitutes acceptance of and notice to proceed with the performance and provision of the Services specified on Exhibit A.  No additional work relating to any other project or engagement, or any other part or phase of the Project than that described in this Agreement, shall be authorized without the express written agreement of both Parties hereto.

18. Non Waiver.  The failure of either party to this agreement to exercise any of its rights under this agreement at any time does not constitute a breach of this agreement and shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

19. Compliance With Laws.  Contractor represents that he has complied and will continue to comply with all relevant federal, state and local laws and regulations.

20. Severability.  If any part of this agreement is held to be unenforceable, the rest of this agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CONTRACTOR:	HSW:

Gregory Swayne	HSW International, Inc.

By:  /s/ Gregory Swayne                                                      By:  /s/ Bradley T. Zimmer

Name:  Gregory Swayne                                                                           Name:  Bradley T. Zimmer

Title:  General Counsel

Date:  January 23, 2012                                                                           Date:  January 23, 2012

EXHIBIT A

Consulting Services

Contractor will provide the following Services to HSW.

1.	Assist with HSW’s corporate development efforts; not to exceed a reasonable number of hours per month, and,
2.	Assist with HSW’s oversight and management of its investments, including its interests in BoWenWang, ComoTudoFunciona and Sharecare, not to exceed a reasonable number of hours per month.
3.	Should HSW require more than eight hours of Services per month, the parties will agree on mutually satisfactory compensation for such.

EXHIBIT B

Confidential Information

During the course of this relationship, it may be necessary or convenient for HSW to divulge Confidential Information (as herein defined) to Contractor. If Confidential Information is disclosed by HSW to Contractor, including any such disclosed prior to the effective date of this Agreement, then the following shall apply.

1.
The term “Confidential Information” means all non-public information that: (i) HSW designates as being confidential information in connection with the disclosure of such information; or (ii) are of a sensitive or proprietary nature, including without limitation negotiations in progress, terms of agreements, financial data, customer lists, advertising, marketing and promotional plans, and business partner lists, including but not limited to trade secrets.

2.
Confidential Information shall not include any information that (i) is at the time of disclosure or subsequently becomes publicly available without Contractor’s breach of any obligations owed to HSW pursuant to this agreement; (ii) becomes known to Contractor prior to HSW’s disclosure of such information to Contractor; (iii) becomes or became known to Contractor from a source other than HSW who to Contractor’s actual knowledge without any obligation of inquiry, obtained such information without a breach of an obligation of confidentiality owed to HSW; or (iv) is independently developed by Contractor.

3.
Contractor shall retain in strict confidence all of HSW’s Confidential Information and to take reasonable security precautions, at least to the same extent as Contractor takes to protect Contractor’s own confidential information, to insure that all of Contractor’s and Contractor’s affiliates’ colleagues and employees hold in strict confidence and do not disclose to any third party any of HSW’s Confidential Information during the term of this agreement and for five years thereafter.  Notwithstanding the foregoing, Contractor shall maintain the confidentiality of any trade secrets in perpetuity.

4.	If Contractor has any questions or uncertainties as to what constitutes Confidential Information, Contractor shall consult with an executive officer of HSW.

5.
Notwithstanding the foregoing restrictions, Contractor may use and disclose any Confidential Information to the extent required by an order of any court or other governmental authority, but in each case only after HSW has been so notified and has had the opportunity, if possible, to seek and obtain reasonable protection for such information in connection with such disclosure.

6.	All Confidential Information shall remain the exclusive property of HSW and no license or similar rights of any kind shall be or be deemed to have been created or implied by this Agreement.

7.	The provisions of this Exhibit B shall survive and be enforceable beyond the termination or completion of this agreement.

8.
Without limiting the remedies available to HSW, Contractor acknowledges that a breach of any of the covenants contained in this Exhibit B may result in material irreparable injury to HSW or any of its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, HSW shall be entitled to obtain a temporary restraining order or a preliminary injunction or permanent injunction restraining Contractor from engaging in activities from engaging in activities prohibited by this Exhibit B or such other relief as may be required to specifically enforce any of the covenants contained herein.